SECURITIES AND EXCHANGE COMMISSION

  Washington, DC  20549

  FORM 8-K

  CURRENT REPORT

  Pursuant to Section 13 or 15(d) of the
  Securities Exchange Act of 1934

  October 3, 1994

  Mallinckrodt Group Inc.
  (Exact name of registrant as specified in its charter)


  New York
  (State or other jurisdiction of incorporation)

  1-483
  (Commission File Number)

  36-1263901
  (IRS Employer Identification No.)

  7733 Forsyth Boulevard, St. Louis, MO
  (Address of principal executive offices)

  63105-1820
  (Zip Code)

  Registrant's telephone number including area code
  (314) 854-5200

Item 5. Other Events
  A press release was issued October 3, 1994. The text of that release is as follows:

  MALLINCKRODT NAMES PRESIDENT FOR VETERINARY COMPANY;
  FORMER MERCK EXECUTIVE BRINGS STRONG INDUSTRY EXPERIENCE

  ST. LOUIS, MISSOURI, October 3, 1994 -- Mallinckrodt Group Inc. (NYSE:MKG) announced today that Paul D. Cottone, formerly vice president of U.S. operations for the Merck AgVet Division, has joined Mallinckrodt Veterinary as president and chief executive officer, effective October 1. Cottone also will serve as a senior vice president of Mallinckrodt Group.

  "We are extremely pleased to have attracted an animal health industry executive of this caliber," said C. Ray Holman, Mallinckrodt Group president and chief executive officer.
  "Paul has extensive knowledge of the animal health industry, strong U.S. and international experience in both the animal and human health industries, and a solid business and management portfolio with accountability for total operations for major business segments. Mallinckrodt's firm commitment to our animal health business is even stronger today with an individual of Cottone's stature at the helm."

  Cottone said, "I share the Mallinckrodt management team's enthusiasm for the future of the animal health business, look forward to building on the leadership position the company has established over many years and am firmly committed to achieving financial objectives that are expected to contribute to the growth and success of the company."

  Cottone's seven years of experience with Merck AgVet included six years as executive director, international operations, which included Canada, Australia, New Zealand, South Africa, and Japan. In 1993, he was promoted to the position of vice president, U.S. operations with the division.

  He joined Merck Sharp & Dohme in 1972 and for four years sold human health products to doctors and hospitals. He subsequently held several product management sales and marketing positions until 1982, when he was named director of marketing and sales - MSD Australia. Cottone later was managing director - MSD New Zealand and director of Pharmaceutical operations - MSD Brazil. In 1986, he was named senior director, U.S. Regional Operations.

  A native of Brooklyn, New York, Cottone has a B.S. degree in pharmacy from Fordham University (New York) and did post-graduate work in the MBA program at Fairleigh Dickinson University (New Jersey). He is a member of the board of directors of the Animal Health Institute.

  Mallinckrodt Group, a St. Louis-based Fortune 250 company, has fiscal net sales of $1.94 billion. Through its three technology-based businesses -- Mallinckrodt Chemical and Mallinckrodt Medical, also headquarter in the St. Louis area, and Mallinckrodt Veterinary, headquartered in Mundelein, Illinois -- the company provides specialty chemicals and human and animal health products. Mallinckrodt has 10,200 employees worldwide.


  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

  Mallinckrodt Group Inc.


  ROGER A. KELLER
  Vice President, Secretary and General Counsel

  DATE:   October 19, 1994